Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2011 Results

HIGHLIGHTS

•	Net sales grew 10.4% (4.2%, excluding acquisitions)
•	North American Retail unit volume increased 5.0%, excluding acquisitions and infant feeding
•	Second quarter adjusted EPS of $0.43
•	2011 Adjusted EPS guidance of $2.90 to $3.00 maintained

Oak Brook, IL, August 4, 2011 -- TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter earnings of $0.39 per fully diluted share compared to $0.60 per fully diluted share reported for the second quarter of last year.  On an adjusted basis, as described below, the Company reported fully diluted earnings per share of $0.43 compared to $0.70 in the prior year, as pricing actions have lagged increases in freight, transportation, packaging and other input related costs.

The reported results for the second quarter of 2011 included three unusual items that affected the quarterly comparison.  The first item relates to costs of $0.04 per share associated with the consolidation of facilities which includes costs related to the closing of the Springfield, Missouri plant and the integration of freight and warehouse operations into a consolidated distribution network.  The second item relates to a $0.01 per share gain on the mark-to-market adjustment of an interest rate swap, and the third item is $0.01 per share in costs associated with the integration of Sturm Foods and S.T. Specialty Foods.  Excluding these items, adjusted earnings per share on a fully diluted basis was $0.43 in the second quarter of 2011, compared to $0.70 reported in the second quarter of 2010.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.39	$0.60	$0.93	$1.07
Facility consolidation costs	0.04	-	0.09	-
Acquisition and integration costs	0.01	0.04	0.01	0.21
Mark-to-market adjustment on interest rate swap	(0.01)	(0.02)	(0.02)	(0.03)
(Gain) loss on intercompany note translation	-	(0.01)	0.01	-
Curtailment of post retirement benefits plan	-	-	-	(0.05)
Infant feeding charges	-	0.09	-	0.09

Adjusted diluted EPS	$0.43	$0.70	$1.02	$1.29

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “Our very strong sales in the quarter were overshadowed by the negative impact of rapidly rising input and transportation costs on our gross margins.  We have aggressively pursued price increases to offset these costs, and have succeeded in achieving the pricing necessary to recover our margin shortfalls over the back half of the year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) were $62.3 million in the quarter compared to $72.1 million in the same period last year.  The decrease is primarily the result of a lag between higher freight and input costs and the realization of pricing actions.

Net sales for the second quarter totaled $492.6 million compared to $446.2 million last year.  Sales for the North American Retail Grocery segment increased 14.1% (5.1% excluding acquisitions) as sales of private label foods continued to show growth as both consumers and retailers maintained their emphasis on value products.  Sales for the Food Away From Home segment decreased 1.4% compared to last year (1.7% decrease excluding acquisitions) while the Industrial and Export segment showed strong growth of 7.2%.  Despite increased net sales, gross margins were lower in all segments as the Company experienced increased levels of input and transportation costs.

Selling, distribution, general and administrative expenses were $66.2 million for the quarter, an increase of 18.2% from $56.0 million in the second quarter of 2010.  The increase was due primarily to the growth of the Company and higher fuel costs.  In addition, this year’s second quarter included approximately $2.9 million in incremental new systems implementation expenses. Last year’s operating expenses for the same period included approximately $2.3 million in costs relating to the Sturm Foods acquisition.

Other operating expense in the quarter totaled $1.3 million compared to $2.0 million in the prior year.  The second quarter of 2011 expenses are primarily related to the previously announced closure of the Springfield, Missouri pickle plant and other costs associated with the consolidation of the Company’s distribution network.  The second quarter of 2010 included $1.9 million in costs associated with the streamlining of the infant feeding business in order to better align its cost structure.

Interest expense in the quarter was $13.5 million compared to $11.8 million last year.  The increase was due to a combination of increased debt to fund acquisitions and higher borrowing rates associated with the Company’s long term bonds and recently amended and restated credit agreement.

Income tax expense decreased in the quarter to $6.9 million due to lower levels of income.  The Company’s second quarter effective income tax rate of 32.5% was comparable to last year’s second quarter rate of 32.9%.

Net income for the quarter totaled $14.3 million compared to $21.7 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.39 per share compared to $0.60 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the second quarter of 2011 was $0.43 compared to last year’s second quarter adjusted earnings per share of $0.70.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, powdered drinks, hot cereals, macaroni and cheese, skillet dinners and aseptic products.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  The non-dairy creamer is either repackaged into single serve packages for the foodservice industry or is used as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased by 14.1% to $350.9 million from $307.5 million during the same quarter last year, primarily due to the S.T. Specialty Foods acquisition.  Unit volume (excluding acquisitions and branded infant feeding) in the retail channel increased 5.0% compared to last year.  Soup and hot cereals sales were up significantly over last year with pickles, jams and spreads, dressings and aseptic sauces, showing good sales growth.  Direct operating income margin decreased from 17.0% last year to 15.4% in the current year as strong volume growth was offset by higher freight and input costs that negatively affected all major product categories.

Food Away From Home segment sales for the second quarter decreased 1.4% from last year to $79.2 million due to lower volumes, primarily in pickles, as the Company exited certain unprofitable processed pickle business.  Direct operating income was $10.1 million in the quarter compared to $12.6 million last year due to higher freight, transportation and input costs.

Industrial and Export segment sales for the second quarter increased 7.2%, primarily driven by increased pricing of non-dairy creamer and a favorable product mix.  Direct operating income was $10.6 million compared to $11.2 million from last year as higher freight, transportation and input costs offset pricing and favorable mix.

OUTLOOK FOR 2011

Commenting on the outlook for 2011, Sam K. Reed said, “We believe we have recovered the significant portion of our margin shortfall resulting from input costs and transportation, and are reaffirming our previously announced guidance range of $0.80 to $0.85 in adjusted earnings per share for the third quarter and $2.90 to $3.00 in adjusted earnings per share for the full year 2011.”

“There continues to be a long runway for private label – retailers seek greater profitability, a means to differentiate themselves, and enhanced shopper loyalty; while consumers seek brand equivalent quality, value and convenience.  Our future is as bright as ever, as the consolidation of private label suppliers promises competitive advantage to those with vision and access to capital.  Our strategy, portfolio and balance sheet reflect superior insight, growth and cash flow, as we are well positioned to continue our growth trajectory.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted diluted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and non-recurring items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income for the three and six month periods ended June 30, 2011 and 2010 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2010 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$492,620	$446,195	$986,133	$843,319
Cost of sales	383,180	340,045	755,767	648,391
Gross profit	109,440	106,150	230,366	194,928
Operating expenses:
Selling and distribution	35,558	30,887	71,818	57,683
General and administrative	30,602	25,084	59,845	53,562
Other operating expense (income), net	1,348	2,019	3,998	(242)
Amortization expense	8,319	7,287	16,368	11,734
Total operating expenses	75,827	65,277	152,029	122,737
Operating income	33,613	40,873	78,337	72,191
Other expense (income):
Interest expense, net	13,470	11,779	27,321	18,606
(Gain) loss on foreign currency exchange	(875)	(2,170)	555	(2,070)
Other income, net	(225)	(993)	(717)	(1,206)
Total other expense (income)	12,370	8,616	27,159	15,330
Income before income taxes	21,243	32,257	51,178	56,861
Income taxes	6,898	10,605	17,025	18,890
Net income	$14,345	$21,652	$34,153	$37,971

Weighted average common shares:
Basic	35,600	34,814	35,566	34,465
Diluted	36,950	35,994	36,871	35,588

Net earnings per common share:
Basic	$0.40	$0.62	$0.96	$1.10
Diluted	$0.39	$0.60	$0.93	$1.07

Supplemental Information:
Depreciation and Amortization	$20,511	$18,380	$40,347	$32,497
Stock-based compensation expense, before tax	$4,675	$4,444	$9,449	$7,798

Segment Information:
North American Retail Grocery
Net Sales	$350,861	$307,526	$704,324	$569,105
Direct Operating Income	$54,102	$52,218	$117,046	$94,119
Direct Operating Income Percent	15.4%	17.0%	16.6%	16.5%

Food Away From Home
Net Sales	$79,179	$80,269	$153,406	$153,747
Direct Operating Income	$10,089	$12,608	$20,141	$22,120
Direct Operating Income Percent	12.7%	15.7%	13.1%	14.4%

Industrial and Export
Net Sales	$62,580	$58,400	$128,403	$120,467
Direct Operating Income	$10,592	$11,158	$23,414	$22,990
Direct Operating Income Percent	16.9%	19.1%	18.2%	19.1%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and six months ended June 30, 2011 and 2010:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net income as reported	$14,345	$21,652	$34,153	$37,971
Interest expense, net	13,470	11,779	27,321	18,606
Income taxes	6,898	10,605	17,025	18,890
Depreciation and amortization	20,511	18,380	40,347	32,497
Stock-based compensation expense	4,675	4,444	9,449	7,798
(Gain) loss on intercompany note translation	(80)	(737)	720	27
Mark-to-market adjustment on interest rate swap	(178)	(1,019)	(753)	(1,710)
Acquisition and integration costs	293	2,293	533	11,570
Curtailment of post retirement benefits plan	-	-	-	(2,357)
Infant feeding charges	-	4,552	-	4,552
Facility Consolidation Costs	2,382	155	4,979	293

Adjusted EBITDA	$62,316	$72,104	$133,774	$128,137